Exhibit 10.4

SECOND AMENDMENT TO

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO REAL ESTATES PURCHASE AND SALE AGREEMENT (the “Amendment”) is made as of April 25, 2017, by and between MONTGOMERY STERLING, L.L.C., an Illinois limited liability company, as Seller, and S.R. JACOBSON DEVELOPMENT CORP., a Michigan corporation on behalf of an entity to be named, as Purchaser.

WHEREAS, Seller and Purchaser entered into a certain Real Estates Purchase And Sale Agreement, dated as of January 10, 2017, as amended by a certain Amendment To Real Estates Purchase And Sale Agreement, dated April 7, 2017 (together the “Agreement”), pursuant to which Seller agreed to sell, and Purchaser agreed to purchase, that certain real property located in the Village of Montgomery (“Village”), County of Kendal and State of Illinois with Parcel Identification Numbers 03-02-203-002, 03-02-202-001, 03-02-204-001 and 03-02-100-028 (the “Property”).

WHEREAS, the parties agree to amend the Agreement to adjust the critical dates pursuant to the terms of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree the Agreement is hereby amended as follows:

1.	Paragraph 3.D. of the Agreement is hereby amended to increase the Inspection Period to one hundred fifty (150) days and therefore it will expire on June 9, 2017. This extension is made to recover the sixty (60) days of inspection period time during which Seller had to delay the award of engineering, geotech investigation and environmental site assessment contracts in order to work with the Village of Montgomery to amend its ordinance requiring elevators for 3-story buildings. The elevator requirement would have made the project economically unfeasible resulting in termination of the contract. The ordinance amendment removing the elevator requirement was approved by the Village on April 10, 2017.

2.	Paragraph 6. of the Agreement is hereby of the Agreement is hereby deleted in its entirety and replaced with the following Paragraph 6:

6.

APPROVALS: Purchaser shall have a period of one hundred twenty (120) days from the expiration of the Inspection Period (the “Approval Period”), or until October 7, 2017, to obtain from the Village of Montgomery and all other governmental agencies having jurisdiction, site plan and such other governmental approvals and permits necessary for the development of the Property as a multi-family project containing garden-style units (the “Approvals”). If, despite Purchaser’s diligent efforts, Purchaser has not obtained the Approvals within the Approval Period, Purchaser shall have the right to extend the Approval Period for up to two (2) additional thirty (30) day periods (each an “Extension Period”). For the first thirty (30) day Extension Period from October 7, 2017 to November 6, 2017, Purchaser shall deposit the additional sum of Twelve Thousand Five Hundred and 00/100 ($12,500) Dollars with the Title Company prior to expiration of the initial Approval Period and for the second thirty (30) day Extension Period from November 6, 2017 to December 6, 2017, Purchaser shall deposit an additional Twenty Five Thousand and 00/100 ($25,000) Dollars with the Title Company prior to expiration of the initial Approval Period and for the second thirty (30) day Extension Period from November 6, 2017 to December 6, 2017, Purchaser shall deposit an additional Twenty Five Thousand and 00/100 ($25,000) Dollars with the Title Company prior to expiration of the first Extension Period. The foregoing extension payments shall be non-refundable, except as expressly provided in this Agreement, and applicable to the Purchase Price at Closing. If Purchaser does not obtain the Approvals within the Approval Period or any applicable Extension Period, Purchaser shall have the right to either terminate this Agreement by providing Seller with written notice of termination, in which event the Earnest Money and any extension payments made by Purchaser shall be released to Seller and the parties shall have no further rights or obligations under this Agreement; or Purchaser may elect to waive the foregoing condition, in which event this Agreement shall remain in effect.

3.	Purchaser confirms the Paragraph 7 of the Agreement shall remain unchanged and that the Closing Date shall not be later than December 31, 2017.

4.	Balance of Terms. Except as set forth herein, the Agreement remains unmodified and in full force and effect.

5.	Miscellaneous. This Amendment may be executed in any number of counterparts, and by separate parties hereon on separate counterparts, and all of such counterparts taken together shall constitute one and the same Amendment. This Amendment may be executed and delivered by facsimile or electronic mail in PDF format. The section headings set forth in this Amendment are for convenience of reference only, and do not define, limit or construe the contents of such sections.

The parties have executed this Amendment as of the date first written above.

SELLER:		PURCHASER:

MONTGOMERY STERLING, L.L.C.		S.R. JACOBSON DEVELOPMENT CORP. on
behalf of an entity to be named

/s/	GUADALUPE GRIFFIN	/s/	S.R. JACOBSON DEVELOPMENT CORP.
By:	Guadalupe Griffin	By:	Emmanuel Kniahynycky
Its:	Senior Vice President	Its:	Authorized Representative